EXHIBIT 99.1

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot Maza
Chief Financial Officer
(914) 785-4742

Dan Budwick
BMC Communications
(212) 477-9007 ext.14

EMISPHERE TECHNOLOGIES AND ELAN
AGREE TO NEW TERMS FOR NOTE REPAYMENT

Tarrytown, NY – DECEMBER 28, 2004 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced it has entered into an agreement to repay its outstanding note to Elan Corporation PLC (NYSE: ELN) in cash and stock.

Under terms of the new agreement, Emisphere will pay Elan a total of $26 million cash and up to 1.2 million shares of common stock in installments through June 30, 2005. The current accrued value of the note is approximately $44 million.

Emisphere had entered into a joint venture with Elan to develop oral heparin in 1996. In connection with the re-purchase of Elan’s joint venture interest in 1999, Emisphere issued a zero coupon, $20 million note maturing in July 2006, for $55 million.

“This is an important transaction for us as it will remove all significant debt from our balance sheet on very favorable terms,” commented Michael Goldberg, M.D., Chairman and CEO of Emisphere Technologies.  “Achieving this resolution with Elan culminates an important year for Emisphere, and we are now positioned to bring our late stage oral heparin product forward and see significant progress in our partnered programs over the next year.”

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics.  Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 29, 2004.

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